UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Schnitzer Steel Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was first distributed to certain shareholders of Schnitzer Steel Industries, Inc. on or after January 12, 2023.

2023 Omnibus Incentive Plan Proposal

Dear Shareholder:

On December 14, 2022, Schnitzer Steel Industries, Inc. (“Schnitzer Steel,” the “Company,” “we,” “our,” or “us”) filed a definitive proxy statement (our “Proxy Statement”) with the U.S. Securities and Exchange Commission in connection with our Annual Meeting of Shareholders to be held on January 25, 2023 (the “Annual Meeting”). We are writing to ask for your support for the proposals to be voted on at the Annual Meeting and to express our appreciation for your independent analysis in conducting your evaluation. Our Board of Directors (the “Board”) continues to unanimously recommend that you cast your vote FOR all of the proposals described in our Proxy Statement.

➢	Ordinary Course Proposal to Approve New Stock Plan

We would draw your attention specifically to Proposal Four, the proposal to approve the adoption of the Schnitzer Steel Industries, Inc. 2023 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) to succeed the Schnitzer Steel Industries, Inc. 1993 Stock Incentive Plan, Amended and Restated as of November 7, 2013 (the “Prior Plan”). Schnitzer Steel’s last share authorization request was made in 2013. At this time, we respectfully ask shareholders for their support and to approve our Omnibus Incentive Plan.

➢	ISS and Glass Lewis Reports are Based on Mistaken Assumptions

Recently, Institutional Shareholder Services (“ISS”) and Glass Lewis each released a report recommending that our shareholders vote against approval of the Omnibus Incentive Plan despite their determinations that our compensation practices are appropriate and their recommendations to shareholders to approve our say-on-pay proposal. Their recommendation against Proposal Four contains critical errors and does not take into account several relevant and important considerations that are specific to Schnitzer Steel:

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The ISS report incorrectly assumes that we will use the 1.6 million shares remaining under the Prior Plan plus the 3 million in the Omnibus Incentive Plan, even though our Proxy Statement clearly states that the 3 million shares under the Omnibus Incentive Plan “will replace and supersede” the remaining 1.6 million shares under the Prior Plan. The ISS report also relies upon outdated share count information resulting in an erroneously inflated Shareholder Value Transfer score (“SVT”) and dilution calculation.

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ISS’ incorrect calculation overstates our SVT by almost 50% and our dilution (full) by nearly 40%.  Using the correct numbers, our SVT falls from 24.91% to 16.87%, and reduces dilution (full) from 19.94% to 14.43%.

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In fact, we have not made any further grants to employees under our Prior Plan since the November 30, 2022 record date, and we will not make any further grants under the Prior Plan assuming our new Omnibus Incentive Plan is approved at our upcoming Annual Meeting.

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The unfavorable burn rate and overhang information presented in the ISS and Glass Lewis reports are skewed by (i) the more shareholder friendly five-year vesting schedule for our time-based stock awards (relative to the three-year standard common among peers), and (ii) the impact of the higher number of shares awarded in fiscal 2020 due to the Company’s depressed stock price in the midst of the pandemic. We believe the most recent two years are more indicative of grants and burn rate going forward, resulting in a burn rate during this period of 1.82%.

Our fiscal 2022 results represent the second-best fiscal year earnings in our Company’s history, and we generated our highest annual operating cash flow since fiscal 2012. We have proposed the Omnibus Incentive Plan in order to update our Prior Plan and align it with prevailing compensation and governance best practices. Moreover, approval of the Omnibus Incentive Plan is necessary to ensure that we can continue to provide a significant portion of our annual incentive compensation in the form of equity, which is a critical element of our pay-for-performance compensation philosophy that aligns the interests of our employees and shareholders and is requisite to our ability to continue to recruit and retain talented professionals.

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Detailed Explanation

ISS Uses Incorrect Assumptions to Determine SVT Score and Dilution from the Omnibus Incentive Plan. For purposes of evaluating the cost of the Omnibus Incentive Plan, ISS assumes incorrectly that we will use all shares remaining under the Prior Plan. As we clearly disclosed in our Proxy Statement, there were only 1.6 million shares remaining under the Prior Plan as of November 30, 2022, not 2.2 million shares as reported by ISS. Since that date, there have been, and there will be, no subsequent grants to employees under the Prior Plan unless the Omnibus Incentive Plan is not approved. Further, the Proxy Statement expressly states on multiple pages that the 3 million shares under the Omnibus Incentive Plan “will replace and supersede” the remaining 1.6 million shares under the Prior Plan, such that the remaining shares under the Prior Plan “will no longer be available for grant upon approval of the Omnibus Incentive Plan.” As of November 30, 2022, the total number of full-value awards outstanding under the Prior Plan comprises 839,193 Restricted Stock Units, 675,379 Performance Share Awards, and 461,539 Deferred Stock Units with a weighted average remaining term and weighted average grant date value of 2 years and $27.21 for the Restricted Stock Units, 2 years and $32.57 for the Performance Share Awards, and 0.2 years and $26.30 for the Deferred Stock Units.

Shareholder-Favorable Vesting Schedule and Impact from Extraordinary 2020 Fiscal Year Not Reflected in Overhang and Burn Rate Methodology. ISS and Glass Lewis apply formulaic plan cost calculations that we believe are inflated due to two key circumstances that cast the Omnibus Incentive Plan in an unfavorable light in their calculus. First, our five-year vesting schedule for time-based stock awards has resulted in a higher overhang level relative to benchmarks, which are largely driven by a lesser three-year vesting standard. We believe that a longer vesting schedule is more favorable to shareholders, as it provides a longer period of time in which to measure performance and better aligns compensation with market performance; however, it increases plan cost calculations under ISS’s and Glass Lewis’s models, distorting the analysis. Second, our three-year average burn rate is impacted by fiscal 2020, during which more shares were needed for grants given the Company’s depressed stock price in the midst of the pandemic. We believe the most recent two years are much more indicative of actual grants and burn rate going forward, resulting in a burn rate during this period of 1.82%.

The Compensation and Human Resources Committee of the Board has been a careful steward of shareholder capital as evidenced by our actual grants and the fact that this is our first share request in nearly ten years. The Compensation and Human Resources Committee thoroughly and regularly reviews our compensation strategy and share usage, and the Board as a whole acts to mitigate dilutive impact, including by returning a significant amount of capital to shareholders.  The Board has a long history of equity stewardship and mitigating dilution, as evidenced by our 2.21% ten-year average burn rate (FY 2013-2022) and 2.16% five-year average burn rate (FY 2018-2022).  The Company also repurchases shares when prudent, including 3.5% of our outstanding shares in fiscal 2022, thus helping offset the dilutive impact of our share-based incentive program over time.

Proxy Advisor Recommendations Do Not Account for Key Role of Equity Compensation in our Compensation Program. We use equity to compensate critical talent at our Company for the express purpose of fostering an employee ownership culture. If shareholders do not approve the Omnibus Incentive Plan, we will not be able to continue granting equity awards after the remaining 1.6 million shares under the Prior Plan are exhausted. This would require us to overhaul our compensation program, including: reducing or eliminating the proportion of compensation paid to our employees in equity, thereby decreasing our employees’ long-term alignment with investors; and paying compensation entirely in cash or providing for other forms of incentive compensation to attract and retain employees that are less aligned with our shareholders’ interests. All of these alternatives would reduce our liquidity for growth opportunities, strategic investment in our business, and returning capital to our shareholders.

In fiscal 2022, we delivered the second-best fiscal earnings results in our Company’s history, driven by a combination of high demand for finished steel and recycled metals, increased ferrous and nonferrous sales volumes, two acquisitions, and benefits from productivity initiatives to partially mitigate the impact of inflationary pressure. Our strong working capital management and profitability enabled us to generate our highest annual operating cash flow since fiscal 2012. The strong operating cash flow performance enabled us to return capital to shareholders, as we repurchased approximately 3.5% of our outstanding shares in fiscal 2022, and continued paying quarterly dividends, which we have done in every quarter since going public in 1993.  Additionally, it allowed us to significantly progress our strategic initiatives to deliver growth, including investments in advanced metal recovery technology systems and the launch of GRN SteelTM, our line of net zero carbon emissions products. We also made progress on our objective to increase sales volumes with two asset acquisitions that expanded our footprint through the addition of 10 recycling facilities in the Southeast region of the U.S., a region that is expected to see a significant increase in electric arc furnace steelmaking and manufacturing capacity in the coming years. Approval of the Omnibus Incentive Plan will better position us to continue these activities and attract and retain the professionals we require to succeed. In the fiscal 2022 grant cycle, over 90 of the Company’s key employees participated in our long-term equity plan.

Plan Design Features Reflecting Market Best Practices Not Adequately Addressed in Proxy Advisor Recommendations. The Omnibus Incentive Plan includes provisions to update it as compared to the Prior Plan in order to better align with market best practices and enhance its governance features, including:

• A prohibition on repricing of stock options and stock appreciation rights in any manner without shareholder approval;

• No “liberal” change in control definition;

• A cap on annual director compensation;

• Minimum vesting period of one year (subject to standard exceptions; our existing time-based awards have a five-year vesting schedule);

• No dividends are payable with respect to unvested awards; and

• Any material amendment to the Omnibus Incentive Plan is subject to approval by our shareholders.

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For all these reasons, and those articulated in our Proxy Statement, our Board recommends that you vote “FOR” Proposal Four.

On behalf of the Schnitzer Steel Board of Directors, we want to thank you for your attention to this proposal. The Board strongly believes that approval of the Omnibus Incentive Plan is in the best interests of the Company and its shareholders and continues to unanimously recommend you cast your vote FOR Proposal Four. We respectfully urge you to consider the foregoing additional information as you cast your vote. Thank you for your continued support.

If you have already returned your proxy or voting instruction form or provided voting instructions, you may change your vote. Should you have any questions or need any assistance in submitting your proxy to vote your shares, please call our proxy solicitor, Innisfree M&A at (877) 750-0870.